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EXHIBIT 11




     COMPUTATION OF EARNINGS PER SHARE FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997: (In thousands, except per share amounts)

                                                        1998             1997
                                                      --------         --------
Net income*                                           $  3,245         $  2,301

Earnings per common share:
     Basic                                            $    .26         $    .19
     Diluted                                          $    .24         $    .18

Shares outstanding (average):
     Common shares                                      13,609           13,211
     Treasury shares                                      (970)            (818)
                                                      --------         --------
Common shares - basic (average)                         12,639           12,393
Options: common equivalents                                739              679
Warrants: common equivalents                                19               --
                                                      --------         --------
Common shares - diluted (average)                       13,397           13,072
                                                      ========         ========


*Note: The Company did not have any outstanding preferred stock for the periods ending March 31, 1997 through 1998.


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